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EXHIBIT NO. 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated February 19, 1999, accompanying the financial statements of Industrial Ecosystems, Inc., included in its registration statement on Form 10-SB, as amended, for the fiscal year ended December 31, 1998, and our report dated March 14, 2000, accompanying the financial statements of Industrial Ecosystems, Inc., included in its annual report on Form 10-KSB for the fiscal year ended December 31, 1999, and hereby consent to the incorporation by reference to such reports in this Registration Statement on Form S-8.

/S/ HJ & ASSOCIATES, LLC (formerly JONES, JENSEN & COMPANY)

50 Main Street, Suite 1450
Salt Lake City, UT  84144
November 3, 2000